Exhibit 10.19

FOURTH AMENDMENT TO TRADEMARK LICENSE AND SUPPLY AGREEMENT
This Fourth Amendment to Trademark License and Supply Agreement (“Fourth Amendment”), made effective November 28, 2018 (the “Fourth Amendment Effective Date”), amends the Trademark License and Supply Agreement dated May 28, 2014 by and between Mission Pharmacal Company (“Mission”) and Retrophin, Inc. (together with its affiliates, “Retrophin”) (such agreement as previously amended by the amendments listed in Exhibit A, the “Agreement”).
WHEREAS, Mission and Retrophin have mutually agreed to expand the “Territory” exclusively licensed to Retrophin under the Agreement to become worldwide, and have agreed to associated economic terms, and wish to set forth all of the foregoing terms in this Fourth Amendment.
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed as follows:

1.
Terminology. All references in this Fourth Amendment to “Sections” and Articles are to articles and sections of the Agreement. All initially capitalized terms used and not defined in this Fourth Amendment, but defined in the Agreement, have the meanings given in the Agreement. For clarity, all initially capitalized terms defined in this Fourth Amendment, and used in an amended Section of the Agreement provided below, have the meanings in the Agreement that are given in this Fourth Amendment.

2.
License Fee for Expanded Territory.    Within ten (10) days of the signing of this Amendment by the later-to-sign of Mission and Retrophin, Retrophin shall pay Mission a license fee equal to two hundred fifty thousand dollars ($250,000) by wire transfer of immediately available funds. Such license fee shall be non-refundable. Such license fee is in respect of the expansion of the Territory under the Agreement to become worldwide.

3.	Amendments.

a.	Section 2.6 of the Agreement is deleted and replaced with the following:
2.6    “Territory” means worldwide.

b.	Article 7 (including Sections 7.0 and 7.1) of the Agreement is deleted and replaced with the following:
7.0    Trademark Royalty. Retrophin shall pay Mission a quarterly trademark royalty (“Trademark Royalty”) equal to twenty percent (20%) of Retrophin’s Net Sales of the Product. The Trademark Royalty will be paid in accordance with the provisions of Section 11.2 below. For clarity, this applies to all Net Sales under this Agreement, including, after the Fourth Amendment Effective Date, Net Sales worldwide.
7.1     Minimum U.S./Canada Royalty. If and only if the total sum of all Trademark Royalties paid during a calendar year with respect to Net Sales in the United States and Canada is less than two million dollars ($2,000,000.00), then Retrophin shall pay Mission an additional royalty payment for the difference such that the total sum of all royalties paid during such calendar year with respect to Net Sales in the United States and Canada will be, at a minimum, two million dollars ($2,000,000.00), such amount to be prorated for calendar year 2014 and the last calendar year of this Agreement.
7.2     Minimum ROW Royalty. This Section shall apply from and after the calendar year in which the Fourth Amendment Effective Date occurs. If and only if the total sum of all Trademark Royalties paid during a calendar year from and after the Fourth Amendment Effective Date with respect to Net Sales outside the United States and Canada is less than one hundred thousand dollars ($100,000), then Retrophin shall pay Mission an additional royalty payment for the difference such that the total sum of all royalties paid during such calendar year with respect to Net Sales outside the United States and Canada will be, at a minimum, one hundred thousand dollars ($100,000), such amount to be prorated for the calendar year in which the Fourth Amendment Effective Date occurs and the last calendar year of this Agreement.

4.	Exclusive Supply. For the avoidance of doubt, all Product sold under the license of the Agreement must be supplied by Mission or its designated supplier.

5.	Agreement In Full Force and Effect. Except as set forth above, the Agreement shall remain in full force and effect.

6.
Entire Agreement. All noted Amendments to the Agreement, including this Amendment and the Agreement, together constitute the entire agreement of the parties hereto with respect to the topics addressed therein and supersedes any and all prior agreements, whether oral or in writing between the parties hereto with respect to subject matter hereof. This Amendment may not be amended, modified or supplemented except by written agreement of the parties hereto. This Amendment may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.
IN WITNESS HEREOF, the undersigned have executed this Amendment on the day and year first above written.
[SIGNATURE PAGE FOLLOWS]

RETROPHIN, INC.                MISSION PHARMACAL COMPANY

By: /s/ Stephen Aselage    ________    By: /s/ Thomas J. Dooley
Name: Stephen Aselage            Name: Thomas J. Dooley
Title: Chief Executive Officer            Title: Chief Financial Officer

Exhibit A to Fourth Amendment - Prior Amendments to Agreement

1.	First Amendment to Trademark License and Supply Agreement, dated July 28, 2014.

2.	Second Amendment to Trademark License and Supply Agreement, dated September 24, 2015.

3.	Third Amendment to Trademark License and Supply Agreement, dated March 17, 2016.

a.	Amendment One to the Third Amendment to Trademark License and Supply Agreement, dated September 12, 2016.

b.	Amendment Two to the Third Amendment to Trademark License and Supply Agreement, dated November 3, 2017.

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